Exhibit 10.3

IBM 2003 EMPLOYEES STOCK PURCHASE PLAN (the “Plan”)

(as amended through April 1, 2005)

[NOTE:  This exhibit reflects various amendments to the Plan.  Section 3 of the Plan was amended to eliminate the requirement that Offering Periods be semi-annual, and that each Offering Period be limited to six months in duration.  Section 5 and Section 7 were amended to reflect administrative payroll deduction matters.  Section 9 was amended to reflect the manner in which shares can be registered under the Plan.  No other changes have been made to the Plan, and the maximum number of shares that may be issued under the Plan, as set forth in the preamble to the Plan, remains unchanged.]

The purpose of this Plan is to provide employees an opportunity to purchase IBM stock through offerings to commence on a date no earlier than July 1, 2003, as determined by the Committee.  50,000,000 shares of IBM stock in the aggregate ($0.20 par value) have been approved for this purpose.

1. Administration.  The Plan shall be administered by a Committee appointed by the Board of Directors from members of senior management, consisting of at least three members.  The Committee shall have authority to make rules and regulations for the administration of the Plan, including establishing the purchase price in accordance with Section 4 below.  The Committee’s interpretations and decisions with regard thereto shall be final and conclusive.  At any time and from time to time, the Board may delegate to the Committee the Board’s power and authority under the Plan pursuant to such conditions or limitations as the Board may establish.

2. Eligibility.  Except as provided below, all employees of the Corporation or its subsidiaries shall be eligible to participate in the Plan in accordance with such rules as may be prescribed by the Committee from time to time, which rules, however, shall neither permit nor deny participation in the Plan contrary to the requirements of the Internal Revenue Code (including, but not limited to, Section 423 (b)(3), (4), (5), and (8)  thereof) and the regulations promulgated thereunder.  Sub-plans established under the Plan outside of the United States need not comply with the Internal Revenue Code and associated regulations.  No employee may be granted an option if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power orvalue of the stock of the Corporation or any subsidiary.  For purposes of the preceding sentence, the rules of Section 424(d) of the Internal Revenue Code shall apply in determiningthe stock ownership of an employee, and stock that the employee may purchase under outstanding options shall be treated as stock owned by the employee.

3. Offering Periods.  The Corporation shall make available Offering Periods to employees to purchase IBM stock under this Plan (each, an “Offering Period”). Each Offering Period shall be of a length determined by the Committee, during which (or during such portion thereof as an employee may elect to participate) the amounts received as compensation by an employee shall constitute the measure of such of the employee’s participation in the Offering Period as is based on compensation.

4. Purchase of Shares.  Shares shall be purchased each pay period during an Offering Period.  Prior to the commencement of each Offering Period, the Committee shall establish the purchase price for each share purchased during such Offering Period.  The purchase price shall be no lower than the lesser of 85% of the average market price on the first business day of each Offering Period or 85% of the average market price on the last business day of each pay period.  The purchase price established by the Committee may include, without limitation, a purchase price that is no lower than 85% of the average market price on the last business day of each pay period or a purchase price that is no lower than 85% of the average market price on the first business day of each Offering

Period.  The purchase price established by the Committee may be a fixed price or determined by formula.  Each employee participating in the Plan during any Offering Period shall be granted an option, upon the effective date of such Offering Period, for as many full and fractional shares of IBM stock as the participating employee may elect to purchase with up to 10% of the compensation received during the specified Offering Period, to be paid by payroll deductions during such Offering Period.  Notwithstanding the foregoing, in no event shall the number of shares purchased by an employee in any Offering Period exceed 1,000 shares.  As of the last day of each pay period during any Offering Period, the account of each participating employee shall be totaled, and the employee shall be deemed to have exercised an option to purchase one or more full or fractional shares at the then-applicable price; the employee’s account shall be charged for the amount of the purchase; and the ownership of such share or shares shall be appropriately evidenced on the books of the Corporation.  Additional shares covered by the employee’s option shall be purchased in the same manner, as of the last day of each subsequent pay period during the Offering Period.

5. Participation.  An employee eligible for participation on the effective date of any Offering Period may participate in such Offering Period by completing and forwarding a payroll deduction authorization to the employee’s appropriate payroll location in accordance with payroll procedures established by IBM.  The form will authorize a regular payroll deduction from the employee’s compensation, and must specify the date on which such deduction is to commence, which day may not be retroactive.  The form must be received by the Corporation’s payroll department in accordance with payroll procedures established by IBM.

6. Deductions.  The Corporation shall maintain payroll deduction accounts for all participating employees.  With respect to any Offering Period under this Plan, an employee may authorize a payroll deduction of a whole percentage (up to a maximum of 10%) of the compensation the employee receives during the Offering Period (or during such portion thereof in which the employee may elect to participate). No employee may be granted an option that permits his or her rights to purchase stock under this Plan, and any other stock purchase plan of the Corporation and its subsidiaries, to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined at the effective date of the applicable Offering Period) for each calendar year in which the option is outstanding at any time.

7. Deduction Changes.  All changes to payroll deductions under the Plan shall be in accordance with payroll procedures established by IBM.  An employee may increase or decrease the employee’s payroll deduction by filing a new payroll deduction authorization at any time during an Offering Period.  The change may not become effective sooner than the next pay period after receipt of the authorization.

8. Employee Accounts and Certificates.  Upon purchase of one or more full or fractional shares by a Plan participant pursuant to Section 4 hereof, the Corporation shall establish a book entry account in the name of the employee to reflect the share(s) purchased at that time.  Certificates shall be issued only on request for full shares and also when necessary to comply with transaction requirements outside the United States.  To request certificates, employees may call the Voice Response Service on tieline 771-7000 or outside line (781-575-2727) or send an E-mail to ibm@equiserve.com.  In the event a participant terminates his or her account, any fractional share held in the account will be paid to the participant in cash.

9. Registration of Shares.  Shares may be registered only in the name of the employee, or, if the employee so indicates on the employee’s payroll deduction authorization form, in the employee’s name jointly with another joint tenant, with right of survivorship.  An employee who is a resident of a jurisdiction that does not recognize such a joint tenancy may have shares registered in the employee’s name as tenant in common or as community property with another person, without right of survivorship.

10. Definitions.  The term “Corporation” or “IBM” means International Business Machines Corporation, a New York corporation.  The term “IBM stock” means the commonstock of IBM.  The phrase “average market price” means the average of the high and low composite prices of IBM stock on the New York Stock Exchange on a given day or, if no sales of IBM stock were made on that day, the average of the high and low composite prices of IBM stock on the next preceding day on which sales were made on said Exchange.  The term “subsidiary” means a subsidiary of the Corporation within the meaning of Section 424(f) of the Internal Revenue Code and the regulations promulgated thereunder, provided, however, that this Plan shall not be deemed to cover the employeesof any subsidiary that did not participate in the IBM 2000 Employees Stock Purchase Plan, unless so authorized by the Committee.

11. Rights as a Stockholder.  None of the rights or privileges of a stockholder of the Corporation shall exist with respect to shares purchased under this Plan unless and untilsuch shares shall have been appropriately evidenced on the books of the Corporation.

12. Rights on Retirement, Death, or Termination of Employment.  In the event of a participating employee’s retirement, death, or termination of employment, the employee shall be ineligible to continue to participate in the Plan, and no payroll deduction shall be taken from any pay due and owing to the employee after the pay period during which the employee became ineligible.

13. Rights Not Transferable.  Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14. Application of Funds and Administrative Fees.  All funds received or held by the Corporation under this Plan may be used for any corporate purpose.  The Committee may impose reasonable administrative fees on participating employees to defray the administrativecosts of the Plan, which shall in no event exceed the actual administrative costs of the Plan.  Initially, the fee shall be $6 per participating employee per Offering Period.

15. Adjustments in Case of Changes Affecting IBM Stock.  In the event of a subdivision of outstanding shares, or the payment of a stock dividend, the number of shares approved for this Plan shall be increased proportionately, and such other adjustments shall be made as may be deemed equitable by the Board of Directors.  In the event of any other change affecting IBM stock, such adjustments shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.

16. Disposition Restriction.  If a participating employee disposes of any share purchased under the Plan during an Offering Period before the expiration of that Offering Period, the employee shall not be eligible to continue to participate in the Plan for the remainder of that Offering Period and the following Offering Period.  For purposes of this Section, the term “disposition” shall be defined in accordance with Section 424(c) of the Internal Revenue Code, except that the issuance of a certificate also shall be treated as a disposition, but a transfer by reason of legal process shall not be treated as a disposition for purposes of this Section.

17. Amendment of the Plan.  Notwithstanding anything to the contrary contained herein, without the approval of a majority of the shares of stock of the Corporation votedat a meeting duly called, no amendment shall be made (i) increasing the number of shares approved for this Plan (other than as provided in section 15 hereof) or (ii) decreasing the purchase price per share to less than the lesser of (x) 85 percent of the average market price on the first business day of each Offering Period or (y) 85 percent of the average market price on the last business day of each pay period.  Subject to the limitations set forth in the immediately preceding sentence, the Board of Directors may at any time, or from time to time, amend this Plan in any respect, including without limitation by (i) increasing or decreasing the purchase price per share, (ii) excluding highly compensated employees (within the meaning of section 414(q) of the Internal Revenue Code) from participation, (iii) decreasing the maximum amount of payroll deduction for purchases and the number of shares that employees may purchase during any offering period, (iv) suspending the Plan and purchases thereunder for a period of time, (v) modifying the offering period in which employees may purchase stock under this Plan (except that an offering period may not exceed twenty-four (24) months), and (vi) establishing sub-plans under the Plan that permit offerings to employees of certain subsidiaries,which sub-plans are not intended to satisfy the requirements of Section 423 of the Internal Revenue Code, in each case in accordance with applicable laws, and in the case of clauses (i) through (v), in accordance with the requirements of the Internal Revenue Code (including, but not limited to, Section 423(b)) and the regulations thereunder.

18. Termination of the Plan.  This Plan and all rights of employees under any offering hereunder shall terminate:

(a) on the day that participating employees become entitled to purchase a number of shares equal to or greater than the number of shares remaining available for purchase.  If the number of shares so purchasable is greater than the shares remaining available, the available shares shall be allocated by the Committee among such participating employees in such manner as it deems fair, or

(b) at any earlier time, including during any periods that the Plan is suspended as the Board of Directors may determine from time to time, at the discretion of the Board.

19. Governmental Regulations.  The Corporation’s obligation to sell and deliver IBM stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such stock.

20. Plan Shares.  Shares for the Plan may be sourced from shares purchased in the open market, treasury shares, or authorized and unissued shares.